Exhibit 10.1

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

BY AND BETWEEN

CIBER, INC.

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

August 15, 2003

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

Dated as of August 15, 2003

CIBER, INC., a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), hereby agree as follows:

RECITALS

WHEREAS, the Borrower and the Lender have entered into a Loan and Security Agreement dated as of September 26, 2001, as amended by a First Modification to Loan and Security Agreement dated as of December 31, 2001, a letter amendment to the Loan and Security Agreement dated as of March 12, 2002, a Third Amendment to Loan and Security Agreement dated as of May 6, 2002, a letter amendment to the Loan and Security Agreement dated as of August 2, 2002, an Amendment to Loan and Security Agreement dated as of November 8, 2002, a Sixth Amendment to Loan and Security Agreement dated as of December 15, 2002 and a Seventh Amendment to Loan and Security Agreement dated as of May 9, 2003 (as so amended, the “Former Credit Agreement”); and

WHEREAS the Borrower has requested that the Former Credit Agreement be amended and restated, and the Lender is willing to do so pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto agree that the Former Credit Agreement is hereby amended and restated to read in their entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Definitions.  For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the meanings assigned to them in this Section or in the Section referenced after such term:

“Accounts” means all of the Borrower’s accounts, as such term is defined in the UCC, including each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person’s interest to the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) which the Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

“Advance” means a Revolving Advance.

“Affiliate” or “Affiliates” means DigiTerra, Inc., CIBER Associates, Inc., CIBER International, Inc. and any other Person controlled by, controlling or under common control with the Borrower, including any Subsidiary of the Borrower.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Credit and Security Agreement.

“Applicable Unused Line Rate” has the meaning specified in Section 2.10(a).

“Availability” means the difference of (i) the Maximum Line and (ii) the sum of (A) the outstanding principal balance of the Revolving Note and (B) the L/C Amount.

“Banking Day” means a day on which the Federal Reserve Bank of New York is open for business and, if such day relates to a LIBOR Rate Advance, a day on which dealings are carried on in the London interbank eurodollar market.

“Base Rate” means the rate of interest publicly announced from time to time by Wells Fargo Bank National Association at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for loans making reference thereto.

“Book Net Worth” means the aggregate of the common and preferred shareholders’ equity in the Borrower, determined in accordance with GAAP.

“Capital Adequacy Rule” has the meaning specified in Section 2.4(a)(i).

“Capital Expenditures” means for a period, any expenditure of money during such period for capital leases or the purchase or other acquisition of any capital asset.

“Collateral” means all of the Borrower’s Accounts, chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any deposit account, and any items in any lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all collateral subject to the Lien of any Security Document; (v) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vi) all sums on deposit in the Special Account; (vii) proceeds of any and all of the foregoing; and (viii) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which the Borrower now has or hereafter acquires any rights.

“Commitment” means the Lender’s commitment to make Advances to, and to cause the Issuer to issue Letters of Credit for the account of, the Borrower pursuant to Article II.

“Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Credit Facility” means the credit facility being made available to the Borrower by the Lender under Article II.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the day a Default or Event of Default occurs and ending on the date the Lender notifies the Borrower in writing that such Default or Event of Default has been cured or waived.

“Default Rate” means an annual interest rate equal to three percent (3%) over the Floating Rate, which interest rate shall change when and as the Floating Rate changes.

“Director” means a director if the Borrower is a corporation, a governor or manager if the Borrower is a limited liability company, or a general partner if the Borrower is a partnership.

“EBITDA” means for a period, the sum of (i) pretax earnings from continuing operations, (ii) Interest Expense and (iii) depreciation and amortization of tangible and intangible assets, before (a) extraordinary gains and losses or gains and losses from the cumulative effect of a change in accounting principles and (b) minority interests, in each case for such period, computed and calculated in accordance with GAAP.

“EBITDAR” means for a period, the sum of (i) pretax earnings from continuing operations, (ii) Interest Expense, (iii) depreciation and amortization of tangible and intangible assets, and (iv) Lease Expense, before (a) extraordinary gains and losses or gains and losses from the cumulative effect of a change in accounting principles and (b) minority interests, in each case for such period, computed and calculated in accordance with GAAP.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes the Borrower and which is treated as a single employer under

Section 414 of the IRC.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” means all of the Borrower’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by the Borrower.

“Eurodollar Rule” has the meaning specified in Section 2.4(a)(ii).

“Event of Default” has the meaning specified in Section 7.1.

“Financial Covenants” means the covenants set forth in Section 6.2.

“Floating Rate” means an annual interest rate equal to the sum of the Base Rate plus the applicable Margin, which interest rate shall change when and as the Base Rate changes.

“Floating Rate Advance” means an Advance bearing interest at the Floating Rate.

“Funding Date” has the meaning specified in Section 2.1.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices.

“General Intangibles” means all of the Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including all present and future Intellectual Property Rights, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower’s name, and the goodwill of the Borrower’s business.

“Guarantor(s)” means DigiTerra, Inc., CIBER Associates, Inc., CIBER International, Inc., each other domestic Subsidiary of the Borrower, and any other Person now or hereafter guarantying the Obligations.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“IBM Facility” means that certain Agreement for Wholesale Financing dated September 24, 2001 by and between IBM Credit Corporation and DigiTerra, Inc.

“IRC” means the Internal Revenue Code of 1986.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intangible Assets” means all intangible assets as determined in accordance with GAAP.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” means for a fiscal year-to-date period, the Borrower’s total gross interest expense during such period (excluding interest income), and shall in any event include (i) interest expensed (whether or not paid) on all Liabilities, (ii) the amortization of debt discounts, (iii) the amortization of all fees payable in connection with the incurrence of Liabilities to the extent included in interest expense, and (iv) the portion of any capitalized lease obligation allocable to interest expense.

“Interest Period” means relative to any LIBOR Rate Advance, the period beginning on (and including) the date on which such LIBOR Rate Advance is made, or continued as, or converted into, a LIBOR Rate Advance pursuant to Section 2.2(a), Section 2.3(a) or Section 2.3(b) and shall end on (but exclude) the day which numerically corresponds to such date one (1), two (2), three (3), or six (6) months thereafter (or, if such month has no numerically corresponding day, on the last Banking Day of such month), as the Borrower may select in its relevant notice pursuant to Section 2.2(a), Section 2.3(a) or Section 2.3(b); provided, however, that:

(a)           no more than three (3) different Interest Periods may be outstanding at any one time;

(b)           if an Interest Period would otherwise end on a day which is not a Banking Day, such Interest Period shall end on the next following Banking Day (unless such next following Banking Day is the first Banking Day of a month, in which case such Interest Period shall end on the next preceding Banking Day);

(c)           no Interest Period applicable to an Advance may end later than the Maturity Date; and

(d)           in no event shall the Borrower select Interest Periods with respect to Advances which, in the aggregate, would require payment of funding losses under Section 2.3(d) in order to make required principal payments.

“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Investment Property” means all of the Borrower’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

“Issuer” means the issuer of any Letter of Credit.

“L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.

“L/C Application” means an application and agreement for letters of credit in a form acceptable to the Issuer and the Lender.

“L/C Rule” has the meaning specified in Section 2.4(a)(iii).

“LIBOR Base Rate” means with respect to an Interest Period, the rate per annum equal to the rate (rounded up to the nearest one-sixteenth of one percent (1/16%)) determined by the Lender in accordance with Section 2.3(c) to be a rate at which United States Dollar deposits are offered to major banks in the London interbank eurodollar market for funds to be made available on the first day of such Interest Period and maturing at the end of such Interest Period.

“LIBOR Rate” means with respect to an Interest Period, the rate obtained by adding (a) the applicable Margin to (b) the rate obtained by dividing (i) the applicable LIBOR Base Rate by (ii) a percentage equal to one (1.00) minus the applicable percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirements applicable to eurodollar fundings (currently referred to as “Eurocurrency Liabilities” in Regulation D) or any other maximum reserve requirements applicable to a member bank of the Federal Reserve System with respect to LIBOR Rate Advances.

“LIBOR Rate Advance” means any Advance which bears interest at a rate determined by reference to a LIBOR Rate.

“Lease Expense” means, for any period, the sum of (i) total office space lease expense and (ii) total lease expense under all operating and capitalized leases of the Borrower and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP.

“Letter of Credit” has the meaning specified in Section 2.5.

“Liabilities” means, with respect to a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Licensed Intellectual Property” has the meaning specified in Section 5.11(c).

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Loan Documents” means this Agreement, the Notes, the Security Documents, each L/C

Application and each other agreement, note, notice, document, contract or instrument to which Borrower now or hereafter is a party and that is required by Lender.

“Margin” means an amount determined pursuant to Section 2.9(b) that is added to other amounts to determine the Floating Rate and the LIBOR Rate.

“Material Adverse Effect” means any of the following:

(i)                                     a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of the Borrower;

(ii)                                  a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents;

(iii)                               a material adverse effect on the ability of the Lender to enforce the Obligations or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Obligations; or

(iv)                              any claim against the Borrower or threat of litigation which would reasonably be expected to cause the Borrower to be liable to pay an amount exceeding $10,000,000 or would reasonably be expected to result in an event described in clauses (i), (ii) and (iii) above.

“Maturity Date” means August 15, 2006.

“Maximum Line” means $60,000,000 unless said amount is reduced pursuant to Section 2.13, in which event it means such lower amount.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute.

“Note” means the Revolving Note.

“Obligation of Reimbursement” has the meaning specified in Section 2.7(a).

“Obligations” means the Note, the Obligation of Reimbursement and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all indebtedness of the Borrower arising under any Loan Document or guaranty between the Borrower and the Lender, whether now in effect or hereafter entered into.

“Officer” means with respect to the Borrower, an officer if the Borrower is a corporation, a manager if the Borrower is a limited liability company, or a partner if the Borrower is a partnership.

“Owned Intellectual Property” has the meaning specified in Section 5.11(a).

“Owner” means with respect to the Borrower, each Person having legal or beneficial title to an ownership interest in the Borrower or a right to acquire such an interest.

“Patent and Trademark Security Agreement” means the Patent and Trademark Security Agreement by the Borrower in favor of the Lender of even date herewith.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Lien” has the meaning specified in Section 6.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate.

“Premises” means all premises where the Borrower conducts its business and has any rights of possession.

“Pricing Ratio” means, for any period of four consecutive fiscal quarters, the ratio of the Borrower’s Total Funded Indebtedness as of the last day of such period divided by the Borrower’s EBITDA for the four fiscal quarters then ended.

“Related Documents” has the meaning specified in Section 2.8.

“Related Lender” has the meaning specified in Section 2.4(a)(iv).

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Return” has the meaning specified in Section 2.4(a)(v).

“Revolving Advance” has the meaning specified in Section 2.1.

“Revolving Note” means the Borrower’s revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto.

“Rule Change” has the meaning specified in Section 2.4(a)(vi).

“Security Documents” means this Agreement, the Patent and Trademark Security Agreement, and any other document delivered to the Lender from time to time to secure the Obligations.

“Security Interest” has the meaning specified in Section 3.1.

“Special Account” means a specified cash collateral account maintained by a financial institution acceptable to the Lender in connection with Letters of Credit, as contemplated by Section 2.6.

“Subordination Agreement” means any subordination agreement accepted by the Lender from time to time.

“Subsidiary” means any corporation or other entity of which Equity Interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.  For purposes of this definition, “Equity Interests” means all shares, interests or other equivalents, however designated, of or in a corporation, partnership, limited liability company or other entity, whether or not voting, including but not limited to common stock, member interests and partnership interests.

“Tangible Net Worth” means the difference between (i) Book Net Worth and (ii) Intangible Assets.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Credit Facility, or (iii) the date the Lender demands payment of the Obligations after an Event of Default pursuant to Section 7.2.

“Total Funded Indebtedness” means the sum of (i) all Liabilities of the Borrower and each Subsidiary for borrowed money, including all Advances and subordinated indebtedness for borrowed money, but excluding the IBM Facility, (ii) the aggregate payments required to be made by the Borrower and each Subsidiary at any time under any lease that is considered a capitalized lease under GAAP, and (iii) the L/C Amount.

“UCC” means the Uniform Commercial Code as in effect in the state designated in Section 8.14 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

“Unused Amount” has the meaning specified in Section 2.10(a).

“4-Way Sweep Product” means the 4-Way Sweep Product offered by the Lender, as the same may be amended or modified and in effect from time to time in accordance with the terms thereof.

Section 1.2                                      Other Definitional Terms; Rules of Interpretation.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.  All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC.  References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”.  Defined terms include in the singular number the plural and in the plural number the singular.  Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor.  Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.1                                      Revolving Advances.  The Lender agrees, on the terms and subject to the conditions herein set forth, to make advances to the Borrower from time to time from the date all of the conditions set forth in Section 4.1 are satisfied (the “Funding Date”) to the Termination Date (the “Revolving Advances”).  The Lender shall have no obligation to make a Revolving Advance to the extent the amount of the requested Revolving Advance exceeds Availability.  The Borrower’s obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral.  Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay pursuant to Section 2.13 and reborrow.

Section 2.2                                      Procedures for Requesting Advances.  The Borrower shall comply with the following procedures in requesting Revolving Advances:

(a)                                  Type of Advances.  Each Advance shall be funded as a Floating Rate Advance, unless the Borrower requests a LIBOR Rate Advance, as the Borrower shall specify in the related notice of borrowing or notice of conversion pursuant to this Section 2.2(a) or Section 2.3(a), provided that during Default Periods, no LIBOR Rate Advances shall be made.  Floating Rate Advances and LIBOR Rate Advances may be outstanding at the same time.  Each request for a LIBOR Rate Advance shall be in an amount equal to $1,000,000 or a higher integral multiple of $500,000.

(b)                                 Time for Requests.  Floating Rate Advances may be made automatically to the Borrower in compliance with the 4-Way Sweep Product.  With respect to Advances not made pursuant to the 4-Way Sweep Product, the Borrower shall request each Advance not later than 10:00 a.m., Denver, Colorado time, on the Banking Day which, in the case of a Floating Rate Advance, is the date the Advance is to be made, and in the case of a LIBOR Rate Advance, is at least three (3) Banking Days before the date the Advance is to be made.  Each such request shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Lender (in the form of Exhibit E), shall be by (i) an Officer of the Borrower; or (ii) a person designated as the Borrower’s agent by an Officer of the Borrower in a writing delivered to the Lender; or (iii) a person whom the Lender reasonably believes to be an Officer of the Borrower or such a designated agent, and shall specify whether the Advance shall be a LIBOR Rate Advance and, if so, shall specify the Interest Period to be applicable thereto.  The Borrower shall repay all Advances, including all Advances made pursuant to the 4-Way Sweep Product and all Advances requested hereunder, even if the Lender does not receive such confirmation and even if the person requesting an Advance was not in fact authorized to do so.  Any Advance made pursuant to the 4-Way Sweep Product and any request for an Advance hereunder, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of such Advance or such request.

(c)                                  Disbursement.  Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of an Advance under the 4-Way Sweep Product or a requested Advance by crediting the same to the Borrower’s demand deposit account maintained with the Lender unless the Lender and the Borrower shall agree in writing to another manner of disbursement.

Section 2.3                                      LIBOR Rate Advances.

(a)                                  Converting Floating Rate Advances to LIBOR Rate Advances; Procedures.  So long as no Default Period exists, the Borrower may convert all or any part of any outstanding Floating Rate Advance into a LIBOR Rate Advance by giving notice to the Lender of such conversion not later than 10:00 a.m., Denver, Colorado time, on a Banking Day which is at least three (3) Banking Days prior to the date of the requested conversion.  Each such notice shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Lender (in the form of Exhibit D), shall be by (i) an Officer of the Borrower; or (ii) a person designated as the Borrower’s agent by an Officer of the Borrower in a writing delivered to the Lender; or (iii) a person whom the Lender reasonably believes to be an Officer of the Borrower or such a designated agent, and shall specify the date and amount of such conversion, the total amount of the Floating Rate Advance to be so converted and the applicable Interest Period.  Each such conversion shall occur on a Banking Day, and the aggregate amount of Floating Rate Advances converted to LIBOR Rate Advances shall equal $1,000,000 or a higher integral multiple of $500,000.

(b)                                 Procedures at End of an Interest Period.  Unless the Borrower requests a new LIBOR Rate

Advance in accordance with the procedures set forth below, or prepays the principal of an outstanding LIBOR Rate Advance at the expiration of an Interest Period, the Lender shall automatically and without request of the Borrower convert each LIBOR Rate Advance to a Floating Rate Advance on the last day of the relevant Interest Period.  So long as no Default Period exists, the Borrower may cause all or any part of any outstanding LIBOR Rate Advance to continue to bear interest at a LIBOR Rate after the end of the then applicable Interest Period by notifying the Lender not later than 11:00 a.m., Denver, Colorado time, on a Banking Day which is at least three (3) Banking Days prior to the first day of the new Interest Period.  Each such notice shall be in writing (in the form of Exhibit E) or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if the Lender so requests, shall be effective when received by the Lender, shall be by (i) an Officer of the Borrower; or (ii) a person designated as the Borrower’s agent by an Officer of the Borrower in a writing delivered to the Lender; or (iii) a person whom the Lender reasonably believes to be an Officer of the Borrower or such a designated agent, and shall specify the first day of the applicable Interest Period, the amount of the expiring LIBOR Rate Advance to be continued and the applicable Interest Period.  Each new Interest Period shall begin on a Banking Day and the amount of each Advance bearing a new LIBOR Rate shall be equal to $1,000,000 or a higher integral multiple of $500,000.

(c)                                  Setting and Notice of Rates.  The Lender shall determine the applicable LIBOR Rate for each Interest Period between the opening of business and 1:00 p.m., Denver, Colorado time, on the second Banking Day preceding the beginning of such Interest Period, and shall notify the Borrower thereof by telephone or in writing.  Each such determination of the applicable LIBOR Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  The Lender, upon written request of the Borrower, shall deliver to the Borrower a statement showing the computations used by the Lender in determining the applicable LIBOR Rate.

(d)                                 Funding Losses.  The Borrower shall, upon demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed), indemnify the Lender against any loss or expense which the Lender may have sustained or incurred (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain LIBOR Rate Advances) or which the Lender may be deemed to have sustained or incurred, as reasonably determined by the Lender, due to (i) the Borrower’s failure to make when due any payment in connection with any LIBOR Rate Advances, (ii) the Borrower’s failure to borrow or convert any LIBOR Rate Advances on a date specified therefor in a notice thereof or (iii) any payment or prepayment of any LIBOR Rate Advance on a date other than the last day of the applicable Interest Period.  For this purpose, all notices under Section 2.2(a), Section 2.3(a) or Section 2.3(b) shall be deemed to be irrevocable.

(e)                                  Right of Lender to Fund through Other Offices.  The Lender may fulfill its agreements hereunder with respect to any LIBOR Rate Advance by causing a foreign branch or affiliate of the Lender to make such LIBOR Rate Advance; provided, that in such event the obligation of the Borrower to repay such LIBOR Rate Advance shall nevertheless be to the Lender and such LIBOR Rate Advance shall be deemed held by the Lender for the account of such branch or affiliate.

(f)                                    Discretion of Lender as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, the Lender may fund and maintain all or any part of its LIBOR Rate Advances in any manner it deems fit, it being understood, however, that for the purposes of this Agreement (specifically including Section 2.3(d)) all determinations hereunder shall be made as if the Lender had actually funded and maintained each LIBOR Rate Advance during each Interest Period for such LIBOR Rate Advance through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate LIBOR Rate for such Interest Period.

Section 2.4                                      Increased Costs; Capital Adequacy; Funding Exceptions.

(a)                                  Increased Costs; Capital Adequacy.  If the Lender determines at any time that its Return has been reduced as a result of any Rule Change, the Lender may so notify the Borrower and require the Borrower, beginning fifteen (15) days after such notice, to pay it the amount necessary to restore its Return to what it would have been had there been no Rule Change.  For purposes of this Section 2.4:

(i)                                     “Capital Adequacy Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding capital adequacy, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender, including rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

(ii)                                  “Eurodollar Rule” means Regulation D of the Board of Governors of the Federal Reserve System and any law, rule, regulation, guideline, directive, requirement or request regarding (A) taxes, duties or other charges, exemptions with respect to LIBOR Rate Advances or the Lender’s obligation to make LIBOR Rate Advances, and (B) reserves imposed by the Board of Governors of the Federal Reserve System (but excluding any reserve included in the determination of the LIBOR Rate), special deposits or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Related Lender, and any other condition affecting the Lender’s making, maintaining or funding of LIBOR Rate Advances or its obligation to make LIBOR Rate Advances, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender.

(iii)                               “L/C Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding letters of credit, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender, including those that impose taxes, duties or other similar charges, or mandate reserves, special deposits or similar requirements against assets of, deposits with or for the account of, or credit extended by any Related Lender, on letters of credit.

(iv)                              “Related Lender” includes (but is not limited to) the Lender, any parent of the Lender, any assignee of any interest of the Lender hereunder and any participant in the Credit Facility.

(v)                                 “Return”, for any period, means the percentage determined by dividing (i) the sum of interest and ongoing fees earned by the Lender under this Agreement during such period, by (ii) the average capital the Lender is required to maintain during such period as a result of its being a party to this Agreement, as determined by the Lender based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules, Eurodollar Rules and L/C Rules then in effect, costs of issuing or maintaining any Advance or Letter of Credit and amounts received or receivable under this Agreement or the Notes with respect to any Advance or Letter of Credit.  Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

(vi)                              “Rule Change” means any change in any Capital Adequacy Rule, Eurodollar Rule, or L/C Rule occurring after the date of this Agreement, or any change in the interpretation or administration thereof by any governmental or regulatory authority, but the term does not include any changes that at the Funding Date are scheduled to take place under the existing Capital Adequacy Rules, Eurodollar Rules, or L/C Rules or any increases in the capital that the Lender is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of that Lender’s financial condition.

The initial notice sent by the Lender shall be sent as promptly as practicable after the Lender learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore the Lender’s Return for the quarter in which the notice is sent, and shall state in reasonable detail the cause for the reduction in its Return and its calculation of the amount of such reduction.  Thereafter, the Lender may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore its Return for that quarter.  The Lender’s calculation in any such notice shall be conclusive and binding absent demonstrable error.

(b)                                 Basis for Determining Interest Rate Inadequate or Unfair.  If with respect to any Interest Period:

(i)                                     the Lender determines that deposits in US dollars (in the applicable amounts) are not being offered in the London interbank eurodollar market for such Interest Period; or

(ii)                                  the Lender otherwise determines that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(iii)                               the LIBOR Rate will not adequately and fairly reflect the cost to the Lender of funding any LIBOR Rate Advance for such Interest Period, or that the funding of LIBOR Rate Advances has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of the Lender materially affects such LIBOR Rate

Advances;

then the Lender shall promptly notify the Borrower and (A) in the event of any occurrence described in the foregoing clauses (i) and (ii), the Borrower shall enter into good faith negotiations with the Lender in order to determine an alternate method to determine the LIBOR Rate, and during the pendency of such negotiations with the Lender, the Lender shall be under no obligation to make any new LIBOR Rate Advances and (B) in the event of any occurrence described in the foregoing clause (iii), for so long as such circumstances shall continue, the Lender shall be under no obligation to make any new LIBOR Rate Advances.

(c)                                  Illegality.  If any Rule Change should make it or, in the good faith judgment of the Lender, shall raise a substantial question as to whether it is unlawful for the Lender to make, create, maintain or fund LIBOR Rate Advances, then (i) the Lender shall promptly notify the Borrower, (ii) the obligation of the Lender to make, maintain or convert into LIBOR Rate Advances shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (iii) for the duration of such unlawfulness, any notice by the Borrower pursuant to Section 2.2(a), Section 2.3(a) or Section 2.3(b) requesting the Lender to make, continue making or convert into LIBOR Rate Advances shall be construed as a request to make or to continue making Floating Rate Advances.

Section 2.5                                      Letters of Credit.

(a)                                  The Lender agrees, on the terms and subject to the conditions herein set forth, to cause an Issuer to issue, from the Funding Date to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”) for the Borrower’s account by guaranteeing payment of the Borrower’s obligations or being a co-applicant.  The Lender shall have no obligation to cause an Issuer to issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the lesser of:

(i)                                     $5,000,000 less the L/C Amount, or

(ii)                                  Availability.

Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into between the Borrower and the Lender for the benefit of the Issuer, completed in a manner satisfactory to the Lender and the Issuer.  The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but if the terms of any such L/C Application and the terms of this Agreement are inconsistent, the terms hereof shall control.

(b)                                 No Letter of Credit shall be issued with an expiry date later than the Termination Date in effect as of the date of issuance.

(c)                                  Any request to cause an Issuer to issue a Letter of Credit shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.

Section 2.6                                      Special Account.  If the Credit Facility is terminated for any reason while any Letter of Credit is outstanding, the Borrower shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount.  The Special Account shall be an interest bearing account maintained for the Lender by any financial institution acceptable to the Lender.  Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account.  The Lender may apply amounts on deposit in the Special Account at any time or from time to time to the Obligations in the Lender’s sole discretion.  The Borrower may not withdraw any amounts on deposit in the Special Account as long as the Lender maintains a security interest therein.  The Lender agrees to transfer any balance in the Special Account to the Borrower when the Lender is required to release its security interest in the Special Account under applicable law.

Section 2.7                                      Payment of Amounts Drawn Under Letters of Credit; Obligation of Reimbursement.  The Borrower acknowledges that the Lender, as co-applicant, will be liable to the Issuer for reimbursement of any and all draws under Letters of Credit and for all other amounts required to be paid under the applicable L/C Application.  Accordingly, the Borrower shall pay to the Lender any and all amounts required to be paid under the applicable L/C Application, when and as required to be paid thereby, and the amounts designated below, when and as designated:

(a)                                  The Borrower shall pay to the Lender on the day a draft is honored under any Letter of Credit a sum equal to all amounts drawn under such Letter of Credit plus any and all reasonable charges and expenses that the Issuer or the Lender may pay or incur relative to such draw and the applicable L/C Application, plus interest on all such amounts, charges and expenses as set forth below (the Borrower’s obligation to pay all such amounts is herein referred to as the “Obligation of Reimbursement”).

(b)                                 Whenever a draft is submitted under a Letter of Credit, the Borrower authorizes the Lender to make a Revolving Advance in the amount of the Obligation of Reimbursement and to apply the proceeds of such Revolving Advance thereto.  Such Revolving Advance shall be repayable in accordance with and be treated in all other respects as a Revolving Advance hereunder.

(c)                                  If a draft is submitted under a Letter of Credit when the Borrower is unable, because a Default Period exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, the Borrower shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate.  Notwithstanding the Borrower’s inability to obtain a Revolving Advance for any reason, the Lender is irrevocably authorized, in its sole discretion, to make a Revolving Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.

(d)                                 The Borrower’s obligation to pay any Revolving Advance made under this Section 2.7, shall be evidenced by the Revolving Note and shall bear interest as provided in Section 2.9.

Section 2.8                                      Obligations Absolute.  The Borrower’s obligations arising under Section 2.7 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of Section 2.7, under all circumstances whatsoever, including (without limitation) the following circumstances:

(a)                                  any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating to any Letter of Credit (collectively the “Related Documents”);

(b)                                 any amendment or waiver of or any consent to departure from all or any of the Related Documents;

(c)                                  the existence of any claim, setoff, defense or other right which the Borrower may have at any time, against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

(d)                                 any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(e)                                  payment by or on behalf of the Issuer under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

(f)                                    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 2.9                                      Interest; Margin; Default Interest; Participations; Usury.

(a)                                  Interest.  Except as set forth in Section 2.9(c) and Section 2.9(e), the outstanding Floating Rate Advances shall bear interest at the applicable Floating Rate and the outstanding LIBOR Rate Advances shall bear interest at the applicable LIBOR Rate.

(b)                                 Margins.  The Margins through and including the first adjustment occurring as specified below shall be negative forty-five one hundredths of one percent (<0.45%>) for Floating Rate Advances and two and one half percent (2.50%) for LIBOR Rate Advances.  The Margins shall be adjusted each fiscal quarter of the Borrower on the basis of the Pricing Ratio as at the end of the previous fiscal quarter, in accordance with the following table (numbers appearing between “< >“ are negative):

Pricing Ratio	Margin for Floating Rate Advances		Margin for LIBOR Rate Advances
> 1.00 <1.25	<0.20	>%	2.80%

> 0.75 < 1.00	<0.45	>%	2.50%

< 0.75	<0.70	>%	2.30%

Reductions and increases in the Margins will be made quarterly within five calendar days following receipt of the Borrower’s financial statements and compliance certificates required under Section 6.1.  Notwithstanding the foregoing, (i) if the Borrower fails to deliver any financial statements or compliance certificates when required under Section 6.1, the Lender may, by notice to the Borrower, increase the Margins to the highest rates set forth above until such time as the Lender has received all such financial statements and compliance certificates, (ii) no reduction in the Margins will be made if a Default Period exists at the time that such reduction would otherwise be made, and (iii) no adjustment in the Margin of a LIBOR Rate Advance shall be made during the Interest Period applicable to such LIBOR Rate Advance.

(c)                                  Default Interest Rate.  Upon notice to the Borrower from the Lender from time to time, the principal of the Advances outstanding from time to time shall bear interest at the Default Rate, effective as of the first day of the month during which any Default Period begins through the last day of such Default Period.  The Lender’s election to charge the Default Rate shall be in its sole discretion and shall not be a waiver of any of its other rights and remedies.  The Lender’s election to charge interest at the Default Rate for less than the entire period during which the Default Rate may be charged shall not be a waiver of its right to later charge the Default Rate for the entire such period.

(d)                                 Participations.  If any Person shall acquire a participation in the Advances or the Obligation of Reimbursement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.9, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.9, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.

(e)                                  Usury.  In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law.  Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws.  If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender.  This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lender, or their successors and assigns.

Section 2.10                                Fees.

(a)                                  Unused Line Fee.  For the purposes of this Section 2.10, “Unused Amount” means the Maximum Line reduced by outstanding Revolving Advances and the L/C Amount.  The Borrower agrees to pay to the Lender an unused line fee at the Applicable Unused Line Rate on the average daily Unused Amount from the date of this Agreement to and including the Termination Date, due and payable quarterly in arrears on the first day of the month and on the Termination Date.  For purposes of this Section 2.10(a), the “Applicable Unused Line Rate” shall mean, on any date, a rate determined by (i) the Pricing Ratio as of the date hereof and (ii) thereafter, effective on the first day of the month commencing after the month in which the Lender receives the Borrower’s financial statements for the Borrower’s most recently completed fiscal quarter, the Pricing Ratio for the most recently completed fiscal quarter, determined in accordance with the following table:

Pricing Ratio	Applicable Unused Line Rate
> 1.00 < 1.25	0.50%

> 0.75 < 1.00	0.35%

> 0.50 < 0.75	0.25%

< 0.50	0.125%

(b)                                 Letter of Credit Fees.  The Borrower shall pay to the Lender a fee with respect to each Letter of Credit, if any, of one percent (1.0%) of the aggregate amount that may then be drawn on under such Letter of Credit assuming compliance with all conditions for drawing, which fee shall be due and payable at the time of issuance.  The foregoing fee shall be in addition to any and all fees, commissions and charges of the Issuer with respect to or in connection with such Letter of Credit.

(c)                                  Letter of Credit Administrative Fees.  The Borrower shall pay to the Lender, on written demand, the administrative fees charged by the Issuer in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then – current rates published by the Issuer for such services rendered on behalf of customers of the Issuer generally.

Section 2.11                                Time for Interest Payments; Payment on Non-Banking Days; Computation of Interest and Fees.

(a)                                  Time For Interest Payments.  Interest accruing on Floating Rate Advances shall be due and payable in arrears on the first day of each quarter and on the Termination Date.  Interest accruing on each LIBOR Rate Advance shall be due and payable on the last day of the applicable Interest Period; provided, however, for Interest Periods longer than three (3) months, interest shall be due and payable monthly in arrears on the last day of the third month occurring after commencement of such Interest Period, on the last day of each three-month period thereafter (if any) and on the last day of such Interest Period.

(b)                                 Payment on Non-Banking Days.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

(c)                                  Computation of Interest and Fees.  Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.12                                Payments.  In the event that payments are not made pursuant to the 4-Way Sweep Product, the Borrower shall make each payment (including principal of or interest on any Advance or any fees or other amounts) hereunder and under any other Loan Document not later than 12:00 p.m. (noon) Denver, Colorado time, on the date when due in dollars to the Lender at its offices at 1740 Broadway Street, C7301-037, Denver, Colorado 80274, in immediately available funds.  Whenever any payment (including principal of or interest on any Advance or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a date that is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest of fees, if applicable.

Section 2.13                                Voluntary Prepayment; Reduction of the Maximum Line; Termination of the Credit Facility by the Borrower.  Except as otherwise provided herein, the Borrower may prepay the Advances in whole at any time or from time to time in part without penalty.  The Borrower may terminate the Credit Facility or reduce the Maximum Line at any time if it gives the Lender at least 30 days’ prior written notice.  Any reduction in the Maximum Line must be in an amount of not less than $1,000,000 or an integral multiple thereof.  If the Borrower reduces the Maximum Line to zero, all Obligations shall be immediately due and payable.  Subject to termination of the Credit Facility and payment and performance of all Obligations, the Lender shall, at the Borrower’s expense, release or terminate the Security Interest and the Security Documents to which the Borrower is entitled by law.

Section 2.14                                Mandatory Prepayment.  Without notice or demand, if the sum of the outstanding principal balance of the Revolving Advances plus the L/C Amount shall at any time exceed the Availability, the Borrower shall (i) first, immediately prepay the Revolving Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Revolving Advances is insufficient to eliminate such excess, pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess.  Any payment received by the Lender under this Section 2.14 or under (c) may be applied to the Obligations, in such order and in such amounts as the Lender, in its discretion, may from time to time determine.

Section 2.15                                Revolving Advances to Pay Obligations.  Notwithstanding anything in Section 2.1, the Lender may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Obligations from time to time due and payable.

Section 2.16                                Use of Proceeds.  The Borrower shall use the proceeds of Advances and each Letter of Credit for acquisitions and ordinary working capital purposes.

Section 2.17                                Liability Records.  The Lender may maintain from time to time, at its discretion, records as to the Obligations.  All entries made on any such record shall be presumed correct until the Borrower establishes the contrary.  Upon the Lender’s demand, the Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then asserts to be outstanding.  Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within 30 days after receipt.

ARTICLE III

SECURITY INTEREST; OCCUPANCY; SETOFF

Section 3.1                                      Grant of Security Interest.  The Borrower hereby pledges, assigns and grants to the Lender a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of the Obligations.  Upon request by the Lender, the Borrower will grant the Lender a security interest in all commercial tort claims it may have against any Person.

Section 3.2                                      Notification of Account Debtors and Other Obligors.  During a Default Period, the Lender may at any time notify any account debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender.  The Borrower will join in giving such notice if the Lender so requests.  At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, (a) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor; and (b) as the Borrower’s agent and attorney-in-fact, notify the United

States Postal Service to change the address for delivery of the Borrower’s mail to any address designated by the Lender, otherwise intercept the Borrower’s mail, and receive, open and dispose of the Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower’s account or forwarding such mail to the Borrower’s last known address.

Section 3.3                                      Assignment of Insurance.  As additional security for the payment and performance of the Obligations, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender during a Default Period.  The Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proofs of claim, receive all monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

Section 3.4                                      License.  Without limiting the generality of any other Security Document, the Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of the Borrower for the purpose of selling, leasing, collecting on or otherwise disposing of any or all Collateral during any Default Period.

Section 3.5                                      Financing Statement.  The Borrower authorizes the Lender to file from time to time where permitted by law, such financing statements against collateral described as “all personal property” or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest.  All financing statements filed before the date hereof to perfect the Security Interest were authorized by the Borrower and are hereby re-authorized.  A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby.  For this purpose, the Borrower represents and warrants that the following information is true and correct:

Name and address of Debtor:

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO  80111
Federal Employer Identification No.  38-2046833
Organizational Identification No. 2363878

Name and address of Secured Party:

Wells Fargo Bank, National Association
MAC C7301-037
1740 Broadway
Denver, CO  80274

Section 3.6                                      Setoff.  During a Default Period, the Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrower by the Lender, whether or not due, against any Obligation, whether or not due.  In addition, during a Default Period, each other Person holding a participating interest in any Obligations shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.

Section 3.7                                      Collateral.  This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency.  The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral.  The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.  The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale.  The Borrower waives any right it may have to require the Lender to pursue any third person for any of the Obligations.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.1                                      Conditions Precedent to the Initial Advance and Letter of Credit.  The Lender’s obligation to make the initial Advance or to cause any Letters of Credit to be issued shall be subject to the condition precedent that the Lender shall have received all of the following, each in form and substance satisfactory to the Lender:

(a)                                  This Agreement, properly executed by the Borrower.

(b)                                 The Note, properly executed by the Borrower.

(c)                                  The Patent and Trademark Security Agreement, properly executed by the Borrower.

(d)                                 Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the Borrower except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to the Lender, and (ii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(e)                                  A certificate of the Borrower’s Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of the Borrower’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of the Borrower’s Constituent Documents, and (iii) examples of the signatures of the Borrower’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on the Borrower’s behalf.

(f)                                    A current certificate issued by the Secretary of State of Delaware certifying that the Borrower is in compliance with all applicable organizational requirements of the State of Delaware.

(g)                                 An opinion of counsel to the Borrower, addressed to the Lender.

(h)                                 Evidence that the Borrower and each Guarantor is duly licensed or qualified to transact business in its jurisdiction of organization.

(i)                                     A separate guaranty, properly executed by each Guarantor, pursuant to which each Guarantor unconditionally guarantees the full and prompt payment of all Obligations.

(j)                                     An opinion of counsel to each Guarantor, addressed to the Lender.

(k)                                  Payment of the fees and commissions due under Section 2.10 through the date of the initial Advance or Letter of Credit and expenses incurred by the Lender through such date and required to be paid by the Borrower under Section 8.5, including all legal expenses incurred through the date of this Agreement.

(l)                                     Such other documents as the Lender in its discretion may require.

Section 4.2                                      Conditions Precedent to All Advances and Letters of Credit.  The Lender’s obligation to make each Advance and to cause each Letter of Credit to be issued shall be subject to the further conditions precedent that:

(a)                                  the representations and warranties contained in Article V are correct on and as of the date of such Advance or issuance of a Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(b)                                 no event has occurred and is continuing, or would result from such Advance or issuance of a

Letter of Credit which constitutes a Default or an Event of Default.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

Section 5.1                                      Existence and Power; Name; Chief Executive Office; Federal Employer Identification Number, and Organizational Identification Number.  The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.  The Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.  During its existence, the Borrower has done business solely under the names set forth in Schedule 5.1.  The Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1, and the Borrower’s records relating to its business or the Collateral are kept at that location.  The Borrower’s federal employer identification number and organization identification number are correctly set forth in Section 3.5.

Section 5.2                                      Capitalization.  As of the date hereof, Schedule 5.2 constitutes a correct and complete list of all Persons holding ownership interests and rights to acquire ownership interests which if fully exercised would cause such Person to hold more than five percent (5%) of all ownership interests of the Borrower on a fully diluted basis.  Schedule 5.2 also constitutes an organizational chart showing the ownership structure of all Subsidiaries of the Borrower and a list of all of the Borrower’s Affiliates.

Section 5.3                                      Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Borrower’s Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

Section 5.4                                      Legal Agreements.  This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

Section 5.5                                      Subsidiaries and Affiliates.  Except as set forth in Schedule 5.5 hereto, the Borrower has no Subsidiaries and no Affiliates.

Section 5.6                                      Financial Condition; No Adverse Change.  The Borrower has furnished to the Lender its audited financial statements for its fiscal year ended December 31, 2002 and unaudited financial statements for the fiscal-year-to-date period ended March 31, 2003, and those statements fairly present the Borrower’s financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP.  Since the date of the most recent financial statements, there has been no change in the Borrower’s business, properties or condition (financial or otherwise) which has had a Material Adverse Effect.

Section 5.7                                      Litigation.  There are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries or the properties of the Borrower or any of its Subsidiaries before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would reasonably be expected to have a Material Adverse Effect.

Section 5.8                                      Regulation U.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.9                                      Taxes.  The Borrower and its Subsidiaries have paid or caused to be paid to the proper authorities when due all material federal, state and local taxes required to be withheld by each of them.  The Borrower and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of the Borrower or any Subsidiaries, as the case may be, are required to be filed, and the Borrower and its Subsidiaries have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

Section 5.10                                Titles and Liens.  The Borrower has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens.  No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.

Section 5.11                                Intellectual Property Rights.

(a)                                  Owned Intellectual Property.  As of the later of the date hereof or the date of the last update of Schedule 5.11, Schedule 5.11 (as the same may be updated from time to time at the Lender’s request) is a complete list of all patents, applications for patents, material trademarks, registered trademarks, applications to register trademarks, material service marks, material applications to register service marks, material mask works, material trade dress and registered copyrights for which the Borrower is the owner of record (the “Owned Intellectual Property”).  As of the later of the date hereof or the date of the last update of Schedule 5.11, except as disclosed on Schedule 5.11 (as the same may be updated from time to time at the Lender’s request), to the Borrower’s knowledge, (i) the Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property material to the Borrower’s business and operations.  The Borrower shall update Schedule 5.11 from time to time within 10 Banking Days of any such request by the Lender.

(b)                                 Agreements with Employees and Contractors.  The Borrower has entered into a legally enforceable agreement with, or, through its employee handbook, given written notice to, each of its employees and subcontractors that provides that each such Person is obligated to assign to the Borrower, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with the Borrower (except to the extent prohibited by law), and further requiring such Person to cooperate with the Borrower, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided, however, that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

(c)                                  Intellectual Property Rights Licensed from Others.  As of the later of the date hereof or the date of the last update of Schedule 5.11, Schedule 5.11 (as the same may be updated from time to time at the Lender’s request) is a complete list of all agreements under which the Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments the Borrower is obligated to make with respect thereto.  As of the later of the date hereof or the date of the last update of Schedule 5.11, except as disclosed on Schedule 5.11 (as the same may be updated from time to time at the Lender’s request) and in written agreements, copies of which shall be provided to the Lender upon request, the Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise.  As of the later of the date hereof or the date of the last update of Schedule 5.11, except as disclosed on Schedule 5.11 (as the same may be updated from time to time at the Lender’s request), the Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(d)                                 Other Intellectual Property Needed for Business.  As of the later of the date hereof or the date of the last update of Schedule 5.11, except for Off-the-shelf Software and as disclosed on Schedule 5.11 (as the same may be updated from time to time at the Lender’s request), the Owned Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property Rights used or necessary to conduct the Borrower’s business as it is presently conducted or as the Borrower reasonably foresees conducting it.

(e)                                  Infringement.  As of the later of the date hereof or the date of the last update of Schedule 5.11, except as disclosed on Schedule 5.11 (as the same may be updated from time to time at the Lender’s request), the Borrower has no knowledge of, and has not received any written claim or notice alleging, any Infringement by the Borrower or its Affiliates of another Person’s Intellectual Property Rights (including any written claim that the Borrower must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

Section 5.12                                Employees.  There are no controversies pending or threatened between the Borrower and any of its employees, other than employee grievances arising in the ordinary course of the Borrower’s business consistent with past practices which are not, in the aggregate, material to the continued financial success and well-being of the Borrower, and the Borrower is in compliance in all material respects with all federal and state laws respecting employment and employment terms, conditions and practices.

Section 5.13                                Plans.  Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law).  Neither the Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan.  No Reportable Event exists in connection with any Pension Plan.  Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status.  Neither the Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Section 5.14                                Default.  The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which would reasonably be expected to have a Material Adverse Effect.

Section 5.15                                Environmental Matters.

(a)                                  To the Borrower’s best knowledge, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either the Borrower or the Lender under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.

(b)                                 To the Borrower’s best knowledge, the Borrower has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(c)                                  To the Borrower’s best knowledge, there are not and there never have been any requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to the Premises or the Borrower, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto, and no such matter is threatened or impending.

(d)                                 To the Borrower’s best knowledge, the Borrower’s businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower’s possession and are in full force and effect.  At the date hereof, no permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(e)                                  To the Borrower’s best knowledge, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(f)                                    To the Borrower’s best knowledge, there are no environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Borrower’s businesses, other than those received in the ordinary course of the Borrower’s business which are not material to the Borrower’s business.

Section 5.16                                Submissions to Lender.  All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the credit facilities contemplated hereby is (i) true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

Section 5.17                                Financing Statements.  The Borrower has authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents.  When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements.  None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

ARTICLE VI

COVENANTS

So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 6.1                                      Reporting Requirements.  The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

(a)                                  Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, the Borrower will deliver, or cause to be delivered, to the Lender, the Borrower’s audited financial statements with the unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Lender, which annual financial statements shall include the Borrower’s balance sheet as at the end of such fiscal year and the related statements of the Borrower’s income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidated basis, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants and (ii) a certificate of the Borrower’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrower’s financial position and the results of its operations, and whether or not such Officer has knowledge of the occurrence of any uncured Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

(b)                                 Quarterly Financial Statements.  As soon as available and in any event within 45 days after the end of each calendar quarter, the Borrower will deliver to the Lender an unaudited/internal balance sheet and statements of income and retained earnings of the Borrower as at the end of and for such quarter and for the year to date period then ended, prepared on a consolidated basis, in reasonable detail, prepared in accordance with the Securities Exchange Commission rules for interim financial statements which conform to GAAP, and accompanied by a certificate of the Borrower’s chief financial officer, substantially in the form of Exhibit B hereto stating (i) that such financial statements have been prepared in accordance with the Securities Exchange Commission rules for interim financial statements which conform to GAAP, (ii) whether or not such Officer has knowledge of the occurrence of any uncured Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.

(c)                                  Collateral Reports.  On or before January 31st and July 31st of each year, or more frequently if the Lender so requires, the Borrower will deliver to the Lender agings of the Accounts and a list of all Accounts and such other information as the Lender reasonably requests.

(d)                                 Projections.  At least 90 days before the beginning of each fiscal year of the Borrower, the Borrower will deliver to the Lender the projected balance sheets and income statements for each quarter of such year, each in reasonable detail, representing the Borrower’s good faith projections and certified by the Borrower’s chief financial officer as being based on reasonable assumptions and identical to the projections used by the Borrower for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

(e)                                  Litigation.  Immediately after the commencement thereof, the Borrower will deliver to the Lender notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower (i) of the type described in Section 5.15(c) or (ii) which seek a monetary recovery against the Borrower in excess of $5,000,000.

(f)                                    Defaults.  As promptly as practicable (but in any event not later than five business days) after an Officer of the Borrower obtains knowledge of the occurrence of any Default or Event of Default or the occurrence of any event which, if incurred, will become a Default hereunder after notice or lapse of time (or both), the Borrower will deliver to the Lender notice of such occurrence, together with a detailed statement by a responsible Officer of the Borrower of the steps being taken by the Borrower to cure the effect thereof.  In addition, the Borrower shall promptly advise the Lender in writing of any default made in the due observance or performance by the Borrower of any covenant, condition or agreement where such default would reasonably be expected to have a Material Adverse Effect.

(g)                                 Plans.  As soon as possible, and in any event within 30 days after the Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, the Borrower will deliver to the Lender a statement of the Borrower’s chief financial officer setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation.  As soon as possible, and in any event within 10 days after the Borrower fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, the Borrower will deliver to the Lender a statement of the Borrower’s chief financial officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation.  As soon as possible, and in any event within 10 days after the Borrower knows or has reason to know that it has or is reasonably expected to have any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, the Borrower will deliver to the Lender a statement of the Borrower’s chief financial officer setting forth details as to such liability and the action which the Borrower proposes to take with respect thereto.

(h)                                 Disputes.  Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any written claims by the Borrower’s customers exceeding $10,000,000 in the aggregate during any fiscal year.

(i)                                     Collateral.  Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any loss of or material damage to any material Collateral or of any substantial adverse change in any material Collateral or the prospect of payment thereof.

(j)                                     Commercial Tort Claims.  Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any commercial tort claims it may bring against any Person, including the name and address of each defendant, a summary of the facts, an estimate of the Borrower’s damages, copies of any complaint or demand letter submitted by the Borrower, and such other information as the Lender may request.

(k)                                  Intellectual Property.

(i)                                     The Borrower will give the Lender 30 days prior written notice of its intent to acquire Intellectual Property Rights material to the Borrower’s business or operations; except for transfers permitted under Section 6.17, the Borrower will give the Lender 30 days prior written notice of its intent to dispose of such Intellectual Property Rights and upon request shall provide the Lender with copies of all proposed documents and agreements concerning such rights.

(ii)                                  Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of (A) any material Infringement of its owned Intellectual Property Rights by others, (B) claims that the Borrower is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of Intellectual Property Rights material to the Borrower’s business or operations.

(iii)                               Promptly upon receipt, the Borrower will give the Lender copies of all registrations and filings with respect to owned Intellectual Property Rights.

(l)                                     Violations of Law.  Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of the Borrower’s violation of any law, rule or regulation, the non-compliance with which would reasonably be expected to have a Material Adverse Effect on the Borrower.

(m)                               Premises.  Within 10 days of the Lender’s request, the Borrower shall provide to the Lender a list of the addresses of the Premises.

(n)                                 Other Reports.  From time to time, with reasonable promptness, the Borrower will deliver to the Lender any and all material, reports, records or information as the Lender may reasonably request.

Section 6.2                                      Financial Covenants.

(a)                                  Asset Coverage Ratio.  Total Funded Indebtedness, determined as at the end of each fiscal quarter, shall not exceed 50% of consolidated Accounts (other than Accounts owed by foreign account debtors and Accounts pledged by DigiTerra, Inc. to IBM Global Credit Corporation).

(b)                                 Leverage Coverage Ratio.  The ratio of Total Funded Indebtedness divided by EBITDA, determined as at the end of each fiscal quarter for the preceding twelve month period, shall not exceed 1.25 to 1.00.

(c)                                  Fixed Charge Coverage Ratio.  The ratio of EBITDAR divided by the sum of Capital Expenditures, Interest Expense and Lease Expense, determined as at the end of each fiscal quarter for the preceding twelve month period, shall be no less than 1.75 to 1.00.

(d)                                 Liabilities to Tangible Net Worth Ratio.  The ratio of the Borrower’s Liabilities divided by its Tangible Net Worth, determined as at the end of each fiscal quarter, shall not exceed 2.0 to 1.0.

Section 6.3                                      Permitted Liens; Financing Statements.

(a)                                  The Borrower will not create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):

(i)                                     in the case of any of the Borrower’s property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrower’s business or operations as presently conducted or its ownership of such property;

(ii)                                  statutory Liens of mechanics, materialmen or suppliers incurred in the ordinary course of the Borrower’s business consistent with past practices and securing amounts not yet due or declared to be due by the claimant thereunder;

(iii)                               Material Liens in existence on the date hereof and listed in Schedule 6.3 hereto, securing indebtedness permitted under Section 6.4;

(iv)                              the Security Interest and Liens created by the Security Documents;

(v)                                 purchase money Liens relating to the acquisition of machinery and equipment of the Borrower not exceeding the lesser of cost or fair market value thereof, not exceeding $250,000 in the aggregate during any fiscal year, so long as no Default Period is then in existence and none would exist immediately after such acquisition; and

(vi)                              any Lien related to the payment of taxes of up to $50,000 in the aggregate, if such taxes are not then due and payable.

(b)                                 The Borrower will not amend any financing statements in favor of the Lender except as permitted by law.  Any authorization by the Lender to any Person to amend financing statements in favor of the Lender shall be in writing.

Section 6.4                                      Indebtedness.  The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a)                                  indebtedness arising hereunder;

(b)                                 indebtedness which is subordinated to the Obligations pursuant to a subordination agreement in favor of the Lender in form and substance reasonably satisfactory to the Lender;

(c)                                  indebtedness incurred to trade creditors in the ordinary course of the Borrower’s business consistent with past practices;

(d)                                 indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.4 hereto;

(e)                                  indebtedness relating to Permitted Liens; and

(f)                                    indebtedness for capitalized leases which, in the aggregate, amount to less than $100,000 per year.

Section 6.5                                      Guaranties.  The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a)                                  the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business consistent with past practices;

(b)                                 guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto; and

(c)                                  guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of the Borrower’s Subsidiaries not listed in Schedule 6.4 hereto up to an aggregate amount of $5,000,000.

Section 6.6                                      Investments and Subsidiaries.  Except as provided in Section 6.18 or in connection with a contract to invest in marketable securities, the Borrower will not purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, except:

(a)                                  investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S.  corporations rated “A-1” or “A-2” by Standard & Poor’s Corporation or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b)                                 travel advances or loans to the Borrower’s Owners, Directors, Officers, employees, and other loans in the ordinary course of the Borrower’s business consistent with past practices not exceeding at any one time an aggregate of $3,000,000;

(c)                                  advances in the form of progress payments, prepaid rent not exceeding one month or security deposits;

(d)                                 investments in its Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto, and investments in new domestic Subsidiaries which result from the merger or reorganization of two or more existing Subsidiaries of the Borrower or the transfer of assets from the Borrower to such Subsidiary; and

(e)                                  investments or acquisitions of any interest in Persons which would be considered unconsolidated subsidiaries (which may be corporations or other entities) of the Borrower under GAAP not exceeding at any one time an aggregate of $10,000,000; provided, however, that the line of business of any such Person shall not materially differ from that presently engaged in by the Borrower.

For purposes of this Section 6.6, the term “marketable securities” shall mean, (i) securities registered pursuant to the Securities Act of 1933 or the Securities Act of 1934 which are publicly traded on the New York Stock Exchange or NASDAQ Exchange, or (ii) private securities in the aggregate of not more than $1,000,000.

Section 6.7                                      Dividends and Distributions.  The Borrower will not declare or pay any dividends (other than dividends payable solely in stock of the Borrower) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly.

Section 6.8                                      Books and Records; Inspection and Examination.  The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request and with reasonable notice, will permit (and will cause its Affiliates to permit) any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrower or any Affiliate at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower’s or any Affiliate’s affairs with any of its Directors, Officers, employees or agents; provided, however, as long as no Event of Default has occurred, the Lender will conduct at its own cost no more than one audit per year.  The Borrower hereby irrevocably authorizes (and shall cause its Affiliates to authorize) all accountants and third parties to disclose and deliver to Lender, at the Borrower’s or such Affiliate’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrower and any Affiliates.  Any such disclosures shall be without liability to the Lender or to the Borrower’s or any such Affiliate’s independent public accountants.  The Borrower will permit the Lender, or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Borrower with reasonable notice at any time during ordinary business hours.

Section 6.9                                      Account Verification.

(a)                                  The Lender may at any time and from time to time send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors.  The Lender may also at any time and from time to time during a Default Period telephone account debtors and other obligors to verify accounts and send requests for verification of accounts or notices of assignment to account debtors and other obligors.

(b)                                 Subject to Section 6.11, the Borrower shall pay when due each account payable due to a Person holding a Permitted Lien (as a result of such payable) on any Collateral.

Section 6.10                                Compliance with Laws.

(a)                                  The Borrower will (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b)                                 Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

Section 6.11                                Payment of Taxes and Other Claims.  The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being diligently contested in good faith by appropriate proceedings and for which proper reserves have been made, so long as the amount so contested is shown on the Borrower’s financial statements and the contesting of any such payment does not give rise to a Lien.

Section 6.12                                Maintenance of Properties.

(a)                                  The Borrower will not use its property, or any part thereof, in any unlawful business or for any unlawful purpose and will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section 6.12 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the Borrower’s judgment, desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender.  The Borrower will take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.

(b)                                 The Borrower will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein.  The Borrower will keep all Collateral free and clear of all Liens except Permitted Liens.  The Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its material Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any

Person’s Intellectual Property Rights.

Section 6.13                                Eligible Accounts, Inventory and Equipment.  Each Account or item of Inventory or Equipment which the Borrower shall, expressly or by implication, request the Lender to classify as an eligible Account, Inventory or Equipment, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of “Account”, “Inventory” and “Equipment” as set forth herein and as otherwise established by the Lender from time to time, and the Borrower shall promptly notify the Lender in writing if any such Account, Inventory or Equipment shall subsequently become ineligible.

Section 6.14                                Insurance.  The Borrower will obtain and at all times maintain insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates.  Without limiting the generality of the foregoing, the Borrower will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit.  All policies of liability insurance required hereunder shall name the Lender as an additional insured.

Section 6.15                                Preservation of Existence.  The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 6.16                                Delivery of Instruments, etc.  Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by the Borrower.

Section 6.17                                Sale or Transfer of Assets; Suspension of Business Operations.  The Borrower will not sell, lease, assign, transfer or otherwise dispose of, to any other Person, (i) the stock of any Guarantor, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than (A) the sale of Inventory in the ordinary course of the Borrower’s business consistent with past practices, (B) the sale of damaged or obsolete Equipment or (C) the transfer of Collateral to a domestic Subsidiary as long as, prior to such transfer, the Lender holds a perfected first-priority security interest in all of the personal property of such Subsidiary pursuant to agreements, documents and instruments acceptable to the Lender in its sole discretion.  The Borrower will not liquidate, dissolve or suspend business operations.  The Borrower will not transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Licensed Intellectual Property to lapse, except that the Borrower may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business.  If the Borrower transfers any Intellectual Property Rights for value, the Borrower will pay over the proceeds to the Lender for application to the Obligations other than with respect to transactions in the ordinary course of its business consistent with past practices.  The Borrower will not license any other Person (other than a Subsidiary of the Borrower) to use any of the Borrower’s Intellectual Property Rights, except that the Borrower may grant licenses in the ordinary course of its business consistent with past practices in connection with provision of services to its customers.

Section 6.18                                Consolidation and Merger; Asset Acquisitions.  The Borrower will not (a) consolidate with or merge into any Person, or (b) permit any other Person (other than a Subsidiary of the Borrower) to merge into it, acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all of the equity or all or substantially all the assets of any other Person (other than a Subsidiary of the Borrower) for consideration in excess of $10,000,000 per such transaction; provided, however, the Borrower may permit another Person (other than a Subsidiary of the Borrower) to merge into it or acquire all of the equity or all or substantially all of the assets of another Person for consideration in excess of $10,000,000 if (i) such stock purchase relates to the Borrower’s employee stock purchase plan, or (ii) the Borrower provides to the Lender a certificate of the Borrower’s chief financial officer, substantially in the form of Exhibit B hereto for the most recent month end period not less than twenty (20) days prior to closing the transaction, certifying compliance with the terms and conditions of this Agreement after giving effect to the anticipated transaction (including without limitation proforma income and balance sheet projections of the consolidated companies and a one (1) year cash flow projection).

Section 6.19                                Guarantees.  The Borrower shall promptly (but in any case no more than 30 days after the occurrence of any such event) obtain guarantees, in form and substance acceptable to the Lender, from each domestic Subsidiary of the Borrower that results from merger, acquisition, creation or otherwise after the date hereof, together with corporate or company resolutions of each such Guarantor authorizing such Guarantor to enter into the guarantee in form and substance acceptable to the Lender.

Section 6.20                                Sale and Leaseback.  The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.21                                Restrictions on Nature of Business.  The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.

Section 6.22                                Accounting.  The Borrower will not adopt any material change in accounting principles other than those allowable by GAAP.  The Borrower will not adopt, permit or consent to any change in its fiscal year without giving the Lender prior written notice thereof.

Section 6.23                                Discounts, etc.  During a Default Period and after notice from the Lender, the Borrower will not grant any discount, credit or allowance to any customer of the Borrower or accept any return of goods sold.  During a Default Period, the Borrower will not at any time modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of the Borrower.

Section 6.24                                Plans.  Unless disclosed to the Lender pursuant to Section 5.13, neither the Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.

Section 6.25                                Place of Business; Name.  The Borrower will not transfer its chief executive office or principal place of business or sell any business location without giving the Lender at least ten (10) days’ prior written notice.  The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest.  The Borrower will not change its name or jurisdiction of organization without giving the Lender at least ten (10) days’ prior written notice.

Section 6.26                                Transactions with Affiliates.  The Borrower is not conducting, permitting or suffering to be conducted, nor shall it conduct, permit or suffer to be conducted, any activities or transactions with any Affiliate of the Borrower; provided, however, that the Borrower may enter into transactions with Subsidiaries and Affiliates of the Borrower in the ordinary course of the Borrower’s business consistent with past practices.

Section 6.27                                Constituent Documents.  The Borrower will not amend its Constituent Documents without giving the Lender prior written notice thereof.

Section 6.28                                Performance by the Lender.  If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten calendar days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Section 6.11 and Section 6.14, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, the endorsement of instruments and the qualification and licensing of the Borrower to do business in any jurisdiction); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate.  To facilitate the Lender’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower under this Section 6.28.

ARTICLE VII

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1                                      Events of Default.  “Event of Default”, wherever used herein, means the occurrence of any one or more of the following events, unless the same is cured within ten (10) days (unless otherwise specifically provided):

(a)                                  Default in the payment of any Obligations when they become due and payable, are declared due, or are demanded by the Lender, and the continuance of such default for a period of three days after the Lender delivers to the Borrower written notice of such default;

(b)                                 Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement, other than the Financial Covenants, and the continuance of such default for a period of thirty days after the Lender delivers to the Borrower written notice of such default;

(c)                                  Default in the performance, or breach, of any Financial Covenant;

(d)                                 Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% percent of the voting power of all classes of voting stock of the Borrower;

(e)                                  Default in the performance, or breach, by the Borrower of any covenant, condition or agreement relating to the Borrower’s operating leases (wherein such default would reasonably be expected to create a liability in excess of $250,000) or in any other lease wherein the Borrower is a party;

(f)                                    The Borrower or any Guarantor shall be or become insolvent, or admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors; or the Borrower or any Guarantor shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or him or for all or any substantial part of its or his property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or such Guarantor, as the case may be; or the Borrower or any Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it or him under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Guarantor; provided, however, that if such commencement of proceedings against the Borrower or any Guarantor is involuntary and the Borrower or such Guarantor is contesting such proceedings in good faith, such action shall not constitute an Event of Default unless such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings;

(g)                                 A petition shall be filed by or against the Borrower or any Guarantor under the United States Bankruptcy Code naming the Borrower or such Guarantor as debtor; provided, however, that if such commencement of proceedings against the Borrower or any Guarantor is involuntary and the Borrower or such Guarantor is contesting such proceedings in good faith, such action shall not constitute an Event of Default unless such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings;

(h)                                 Any representation or warranty made by the Borrower in this Agreement, by any Guarantor in any guaranty delivered to the Lender, or by the Borrower (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such guaranty shall prove to have been untrue or misleading in any material respect when deemed to be effective;

(i)                                     The rendering against the Borrower of an arbitration award, final judgment, decree or order for the payment of money and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;

(j)                                     A default under any bond, debenture, note or other evidence of material indebtedness of the Borrower owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract;

(k)                                  Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or the Borrower or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or the Borrower or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a Lien on the Borrower’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of the Borrower to the Multiemployer Plan under Title IV of ERISA;

(l)                                     An event of default shall occur under any Security Document;

(m)                               The Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course consistent with past practices, or sell or attempt to sell all or substantially all of its assets, without the Lender’s prior written consent;

(n)                                 Default in the payment of any amount owed by the Borrower to the Lender other than any indebtedness arising hereunder;

(o)                                 Any Guarantor in favor of the Lender shall repudiate, purport to revoke or fail to perform its obligations under such guaranty, any individual Guarantor shall die or any other Guarantor shall cease to exist;

(p)                                 The Borrower shall take or participate in any action which would be prohibited under the provisions of any Subordination Agreement or make any payment on the Subordinated

Indebtedness (as defined in the Subordination Agreement) that any Person was not entitled to receive under the provisions of the Subordination Agreement;

(q)                                 Any breach, default or event of default by or attributable to any Affiliate under any agreement between such Affiliate and the Lender shall occur; or

(r)                                    The institution in any court of a criminal proceeding against the Borrower or any Guarantor involving crimes of moral turpitude, or the indictment of the Borrower or any Guarantor for any such crime.

Section 7.2                                      Rights and Remedies.  During any Default Period, the Lender may exercise any or all of the following rights and remedies:

(a)                                  the Lender may, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

(b)                                 the Lender may, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;

(c)                                  the Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Obligations;

(d)                                 the Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;

(e)                                  the Lender may make demand upon the Borrower and, forthwith upon such demand, the Borrower will pay to the Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.14 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;

(f)                                    the Lender may exercise and enforce its rights and remedies under the Loan Documents; and

(g)                                 the Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(f) or Section 7.1(g), the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.  If the Lender sells any of the Collateral on credit, the Obligations will be reduced only to the extent of payments actually received.  If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Obligations.

Section 7.3                                      Certain Notices.  If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten calendar days before the date of intended disposition or other action.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                                      No Waiver; Cumulative Remedies; Compliance with Laws.  No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.  The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

Section 8.2                                      Amendments, Etc.  No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 8.3                                      Addresses for Notices; Requests for Accounting.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed or telecopied to the party to whom notice is being given at its address or telecopier number as set forth below next to its signature or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.  All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if delivered by overnight courier, or (d) the date of transmission if delivered by telecopy, except that notices or requests delivered to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender.  All requests under Section 9-210 of the UCC (i) shall be made in a writing signed by a Person authorized under Section 2.2(b), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation, (iii) shall be deemed to be sent when received by the Lender and (iv) shall otherwise comply with the requirements of Section 9-210.  The Borrower requests that the Lender respond to all such requests which on their face appear to come from an authorized individual and releases the Lender from any liability for so responding.  The Borrower shall pay the Lender the maximum amount allowed by law for responding to such requests.

Section 8.4                                      Further Documents.  The Borrower will from time to time execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 8.5                                      Costs and Expenses.  The Borrower shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with the Obligations, this Agreement, the Loan Documents, any Letter of Credit and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Section 8.6                                      Indemnity.  In addition to the payment of expenses pursuant to Section 8.5, the Borrower shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(i)                                     any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(ii)                                  any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.15 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.10(b); and

(iii)                               any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole costs and expense.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.  If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  The Borrower’s obligation under this Section 8.6 shall survive the termination of this Agreement and the discharge of the Borrower’s other obligations hereunder.

Section 8.7                                      Participants.  The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants.  All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.

Section 8.8                                      Execution in Counterparts; Telefacsimile Execution.  This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 8.9                                      Retention of Borrower’s Records.  The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by the Borrower or in connection with the Loan Documents for more than four months after receipt by the Lender.

Section 8.10                                Binding Effect; Assignment; Complete Agreement; Exchanging Information.  The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent.  This Agreement shall also bind all Persons who become a party to this Agreement as a borrower.  This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.  Without limiting the Lender’s right to share information regarding the Borrower and its Affiliates with the Lender’s participants, accountants, lawyers and other advisors, the Lender, Wells Fargo & Company, and all direct and indirect subsidiaries of Wells Fargo & Company, other than Wells Fargo Securities, Inc., may exchange any and all information they may have in their possession regarding the Borrower and its Affiliates, and the Borrower waives any right of confidentiality it may have with respect to such exchange of such information.

Section 8.11                                Confidentiality of Information.  Except as provided in Section 8.10, the Lender shall use reasonable efforts to assure that information about the Borrower, its Subsidiaries and their operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Lender pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between the Lender and the Borrower and shall not be divulged to any Person other than the Lender’s affiliates and their respective officers, directors, employees and agents, except:  (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Lender under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants, (d) if such information is generally available to the public other then as a result of disclosure by the Lender, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor, (f) to any nationally recognized rating agency that requires information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender, (g) in connection with confidential information related to the tax treatment and tax structure of the transactions contemplated by the Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to the Lender relating to such tax treatment and tax structure to the extent that such disclosure complies with any applicable federal or state securities laws, and (h) as may otherwise be  required or requested by any regulatory authority having jurisdiction over the Lender or by any applicable law, rule, regulation or judicial process, the opinion of the Lender’s counsel concerning the making of such disclosure to be binding on the parties hereto.  Neither the Agent nor any Bank shall incur any liability to any Borrower by reason of any disclosure permitted by this Section 8.11.

Section 8.12                                Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.13                                Headings.  Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.14                                Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.  The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Colorado.  The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of Colorado in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient; (iii) agree that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the City and County of Denver, Colorado; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CIBER, Inc.	CIBER, INC.
5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado 80111
Telecopier: (303) 267-3899	By:
Attention: David G. Durham	Name:	David G. Durham
e-mail: ddurham@ciber.com	Its:	Chief Financial Officer

Wells Fargo Bank, National Association MAC C7301-037	WELLS FARGO BANK, NATIONAL ASSOCIATION
1740 Broadway
Denver, Colorado 80274	By:
Telecopier: (303) 863-6670	Name:	John R. Hall
Attention: John R. Hall	Its:	Vice President
e-mail: john.hall@wellsfargo.com

Table of Exhibits and Schedules

Exhibit A	Form of Revolving Note

Exhibit B	Compliance Certificate

Exhibit C	Form of Notice of Borrowing

Exhibit D	Form of Notice of Conversion of Advances

Exhibit E	Form of Notice to Continue LIBOR Rate Advances

Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

Schedule 5.2	Capitalization and Organizational Chart

Schedule 5.5	Subsidiaries

Schedule 5.11	Intellectual Property Disclosures

Schedule 6.3	Permitted Liens

Schedule 6.4	Permitted Indebtedness and Guaranties